Issuer Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-134864

AMERICAN EXPRESS CREDIT CORPORATION

$ 1,750,000,000

5.875% FIXED RATE 5-YEAR SENIOR NOTES

Terms and Conditions:

Issuer	American Express Credit Corporation
Issuer Ratings:	Aa3/A+/A+ (Stable / Stable / Stable) (Moody’s / S&P / Fitch)
Security Type:	Medium Term Senior Notes, Series C
Trade Date:	May 28, 2008
Settlement Date:	June 2, 2008 (T+3 days)
Maturity:	May 2, 2013
Par Amount:	US$ 1,750,000,000
Benchmark Treasury:	US Treasury 3.125% due 4/13
Re-offer Spread vs. Benchmark:	T5 +262.5 bps
Re-offer Yield:	5.958%
Semi-Annual Coupon:	5.875%
Public Offering Price:	99.657%
Commission:	0.250%
Net Proceeds:	US$ 1,739,622,500
Interest Payment Dates:	Interest on the notes is payable on the 2nd of each November and May. If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day.
First Interest Payment Date:	November 2, 2008
Day Count:	30 / 360
Redemption:	The notes may not be redeemed prior to maturity unless certain events occur involving United States taxation
Listing:	The notes will not be listed on any exchange
Minimum Denominations/Multiples:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof
Cusip:	0258M0CW7
Joint Book Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Greenwich Capital Markets, Inc.
Co-Managers:	BNP Paribas Securities Corp. Lazard Capital Markets LLC nabCapital Securities, LLC CastleOak Securities, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275 (extension 2663), Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, or Greenwich Capital Markets, Inc. toll free at 1-866-884-2071.

1